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                                                                      EXHIBIT 23

                        CONSENT OF INDEPENDENT AUDITORS



The Board of Directors
Magainin Pharmaceuticals Inc.:


We consent to incorporation by reference in the registration statement Nos. 33-52882, 33-61530, 33-71984, 33-82196, 33-96426, 333-10889 and 333-62073 on Form
S-8 and registration statement Nos. 33-69544, 33-99528, 333-09927, 333-14555,
333-38271 and 333-49681 on Form S-3 of Magainin Pharmaceuticals Inc. of our report dated February 11, 2000, relating to the balance sheets of Magainin Pharmaceuticals Inc. as of December 31, 1999 and 1998, and the related statements of operations, changes in stockholders' equity and comprehensive loss and cash flows for each of the years in the three-year period ended December 31, 1999, which report appears in the December 31, 1999 annual report on Form 10-K of Magainin Pharmaceuticals Inc.


                                         KPMG LLP


Princeton, New Jersey
March 14, 2000